EXHIBIT 3.6

                  AMENDED CERTIFICATE OF DESIGNATIONS
                                  OF
                            PREFERRED STOCK
                                  OF
                    GLOBAL WATER TECHNOLOGIES, INC.


Global Water Technologies, Inc., a corporation organized under the laws of the State of Delaware, desiring to amend and restate the Certificate of Designations of Preferred Stock filed September 4, 1998 with respect to the designation of 1,000 shares as Series B Preferred Stock and the rights and preferences thereof, the Board of Directors pursuant to authority expressly vested in it by the provisions of the certificate of incorporation, hereby makes this Amended Certificate of Designations in accordance with Section 151(g) of the Delaware General Corporation Law, and sets forth a copy of such resolutions, followed by a statement of the number of shares to which the resolutions apply:

     NOW THEREFORE IT BE RESOLVED, that a series of preferred stock be, and it hereby is, designated Series B Preferred Stock (herein the "Preferred Stock"), to be subject to the rights and conditions provided in the Resolutions set forth below:

     BE IT RESOLVED FURTHER, THAT THE CORPORATION IS AUTHORIZED TO ISSUE, ONE THOUSAND (1,000) SHARES OF SERIES B PREFERRED STOCK WITH A REDEMPTION VALUE OF $1,000 PER SHARE.

     BE IT RESOLVED FURTHER, that the holders of the Preferred Stock (herein the "Holders") shall have the rights, and the Preferred Stock shall be subject to the limitations and qualifications, set forth below:

1.  Dividends.
--------------

     In each year the Holders of shares of the Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock in such year, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, dividends in cash at the rate of $80.00 per annum per share and no more payable quarterly at the rate of $20.00 per share (except that the first dividend payment shall be an amount equal to accumulated dividends from the date of initial issuance), on the last day of March, June, September and December in each year; provided, however, that no dividends shall be payable with respect to the Preferred Stock if any default or event of default shall have occurred or be continuing under the terms of any loan agreement or credit agreement for borrowed money between the Corporation and any holder of notes or other securities of the Corporation senior to the Preferred Stock. Dividends on the Preferred Stock shall be cumulative from the date on which payment is made on account of the initial issuance of such stock

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(whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time full cumulative dividends upon the Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid, but without interest, or dividends in such amount shall have been declared on the shares of the Preferred Stock and a sum sufficient for the payment thereof shall have been set aside for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of any shares of the Common Stock and before any dividend shall be declared or paid or any other distribution ordered or made upon any of the Common Stock.


2.   Rights on Liquidation, Dissolution or Winding Up.
------------------------------------------------------

     In the event of any liquidation, dissolution or winding up of the Corporation, the Holders of shares of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any Common Stock, an amount equal to $1,000 per share plus an amount equal to accrued dividends. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amounts to which they respectively shall be entitled, the Holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the respective amount which would be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

3.   Voting Rights.
-------------------

     Except as otherwise required by law, at every meeting of the stockholders of the Corporation, or in connection with any action taken by written consent in lieu of any such meeting, all voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of shares of Common Stock.

4.   Redemption.
----------------

     The Preferred Stock is redeemable by the Company subject to the following provision:

(a) In no event shall the Corporation redeem Preferred Stock if the consolidated net worth of the Corporation (as defined under generally accepted accounting principles, but after giving full effect to the redemption) is not equal to or in excess of $3,000,000; and further, that such redemption can not be exercised prior to the Corporation's receipt of its audited financial statements for the year ended December 31, 1998.

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(b)  Unless otherwise prevented by law, the Corporation may at the option of the Board of Directors redeem all or any portion of the shares of the Preferred Stock, at a price of $1,000 per share, plus in each case an amount equal to dividends declared prior to the redemption date but payable subsequent to the redemption date; provided, however, that no payment shall be made by the Corporation with respect to any such redemption: (i) if any default or event of default shall have occurred or be continuing under the terms of any loan agreement or credit agreement for borrowed money between the Corporation and any holder of notes or other securities of the Corporation senior to the Preferred Stock, in which event the Corporation may redeem such shares on first date on which such default or event of default has been cured by the Corporation, and shall pay accrued dividends on such shares to such redemption date and (ii) if the redemption of the Preferred Stock or payment of accrued dividends would result in a default or event of default under any such Loan Agreement.

(c)  Notice of every redemption of the Preferred Stock pursuant to this
     Section 4 shall be sent by first-class mail, postage pre-paid, not less than fifteen (15) days in advance of the redemption date, to the holders of record of the shares of Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.

(d) On and after any redemption (unless funds shall not then be available or unless default shall be made by the Corporation as a result of the payment of the redemption price), all rights of the Holders of shares of Preferred Stock as stockholders of the Corporation with respect to those shares of Preferred Stock to be redeemed, except the right to receive the redemption price as hereinafter provided, shall cease and terminate.









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

IN WITNESS WHEREOF, THIS AMENDED CERTIFICATE OF DESIGNATIONS HAS BEEN EXECUTED BELOW ON BEHALF OF THE CORPORATION ON THIS ELEVENTH DAY OF NOVEMBER 1998 BY ITS PRESIDENT AND ACKNOWLEDGED BY ITS SECRETARY, THEREUNTO DULY AUTHORIZED.


                                   /s/ GEORGE A. KAST
                                   --------------------------------
                                   George A. Kast, President


ACKNOWLEDGED BY:                   /s/ GARY L. BROWN
                                   --------------------------------
                                   Gary L. Brown, Secretary


STATE OF COLORADO   )
                    )ss.
COUNTY OF JEFFERSON )

     The foregoing was acknowledged before me this 11th day of November, 1998 by George A. Kast, President of Global Water Technologies, Inc.

     WITNESS my hand and official seal.

     My Commission expires: 12/05/2001
                           -----------

                                   /s/ DEBRA K. ROGERS
                                   --------------------------------
                                   Notary Public

                                   SEAL
STATE OF COLORADO   )
                    )ss.
COUNTY OF JEFFERSON )

     The foregoing was acknowledged before me this 11th day of November, 1998 by Gary L. Brown, Secretary of Global Water Technologies, Inc.

     WITNESS my hand and official seal.

     My Commission expires: 12/05/2001
                           -----------

                                   /s/ DEBRA K. ROGERS
                                   --------------------------------
                                   Notary Public

          SEAL



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